Exhibit 2.6

TORM plc completes the exchange offer to implement a corporate reorganization of the TORM Group
This announcement does not constitute an offering circular or prospectus in connection with an offering of securities of TORM plc. Investors must neither accept any offer for, nor acquire or subscribe for, any securities to which this document refers, unless they do so on the basis of the information contained in the prospectus made available by TORM plc in those jurisdictions where an offer may be made (if an offer is made). This announcement does not constitute an offer to sell or the solicitation of an offer to buy or subscribe for, any securities and cannot be relied on for any investment contract or decision.
Notice to U.S. Shareholders: The offer described in this announcement is for the securities of a non-U.S. company. The offer is subject to disclosure requirements of a country that are different from those of the United States. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and some or all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment. You should be aware that the offeror may purchase securities otherwise than under the offer, such as in open market or privately negotiated purchases.
With reference to company announcement no. 8 dated 21 March 2016, TORM A/S hereby informs that TORM plc today by publishing the attached company announcement has announced the completion of the exchange offer in order to put in place a corporate reorganization of the TORM Group.
As further described in the attached company announcement, settlement of the TORM A/S A shares tendered in the exchange offer in exchange for corresponding A shares in TORM plc is expected to take place on 19 April 2016. From this time, the TORM plc A shares will be admitted to trading and official listing on Nasdaq Copenhagen A/S under ISIN GB00BZ3CNK81 (ticker: TRMD A).
As TORM plc will initiate a squeeze-out of any remaining minority shareholders of TORM A/S pursuant to the relevant provisions of the Danish Companies Act, TORM A/S will submit a request to Nasdaq Copenhagen A/S for the removal of TORM A/S' A shares from trading and official listing on Nasdaq Copenhagen A/S (ISIN DK0060654812). The last day of trading and official listing for TORM A/S' A shares on Nasdaq Copenhagen A/S is expected to be on 25 April 2016.
CONTACT Jacob Meldgaard, CEO, tel.: +45 3917 9200 Mads Peter Zacho, CFO, tel.: +45 3917 9200 Christian Søgaard-Christensen, IR, tel.: +45 3076 1288	TORM A/S Tuborg Havnevej 18 DK-2900 Hellerup, Denmark Tel.: +45 3917 9200 / Fax: +45 3917 9393 www.torm.com
ABOUT TORM
TORM is one of the world's leading carriers of refined oil products. The Company operates a fleet of approximately 80 modern vessels with a strong commitment to safety, environmental responsibility and customer service. TORM was founded in 1889. The Company conducts business worldwide. For further information, please visit www.torm.com.
SAFE HARBOR STATEMENTS AS TO THE FUTURE
Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and statements other than statements of historical facts. The words "believe," "anticipate," "intend," "estimate," "forecast," "project," "plan," "potential," "may," "should," "expect," "pending" and similar expressions generally identify forward-looking statements.
The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although the Company believes that these assumptions were reasonable when made, because
Announcement no. 11 / 15 April 2016	TORM plc completes the exchange offer to implement a corporate reorganization of the TORM Group	Page 1 of 2

these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond our control, the Company cannot guarantee that it will achieve or accomplish these expectations, beliefs or projections.
Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of the world economy and currencies, changes in charter hire rates and vessel values, changes in demand for "ton miles" of oil carried by oil tankers, the effect of changes in OPEC's petroleum production levels and worldwide oil consumption and storage, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled dry-docking, changes in TORM's operating expenses, including bunker prices, dry-docking and insurance costs, changes in the regulation of shipping operations, including requirements for double hull tankers or actions taken by regulatory authorities, potential liability from pending or future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents, political events or acts by terrorists.
In light of these risks and uncertainties, you should not place undue reliance on forward-looking statements contained in this release because they are statements about events that are not certain to occur as described or at all. These forward-looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward-looking statements.
Except to the extent required by applicable law or regulation, the Company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.
The Exchange Offer was made in the United States in reliance on and in compliance with Rule 14d-1(c) under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"). The TORM plc securities will be issued pursuant to an exemption from registration provided by Rule 802 of the U.S. Securities Act of 1933, as amended (the "U.S. Securities Act"), which provides for an exemption for offerings in connection with an exchange offer for the securities of non-U.S. private issuers, such as TORM plc. TORM plc has furnished to the United States Securities and Exchange Commission (the "SEC") a Form CB with respect to the Exchange Offer which may be amended and supplemented as applicable. TORM plc is not required to, and does not plan to, prepare and file with the SEC a registration statement with respect to the Exchange Offer. The securities of TORM plc have not been and will not be registered under the U.S. Securities Act in connection with the Exchange Offer, or under the securities laws of any jurisdiction of the United States. The securities of TORM plc may not be offered, pledged, sold, resold, granted, delivered, allotted or otherwise transferred, as applicable, in the United States, except in transactions that are exempt from or not subject to the registration requirements of the U.S. Securities Act and in compliance with any applicable state securities laws. The Exchange Offer does not comprise an offer or placement of TO RM plc securities in the United States. Neither the SEC nor any U.S. state securities commission has approved or disapproved of the TORM plc securities offered in connection with the Exchange Offer, or determined if this announcement, the Prospectus, or the Exchange Offer Document is accurate or complete. Any representation to the contrary is a criminal offence.
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